RESTATED DEFERRED COMPENSATION PLAN

WHEREAS, William Penn Bank, FSB (“William Penn”) through its Board of Directors (the “Board”) adopted a Deferred Compensation Plan (the “Plan”) on May 15, 1996 which plan has remained in effect since that date of approval; and

WHEREAS, the Board has determined that in order to make the Plan more beneficial to the employees who are offered participation in the Plan, certain changes are needed to the Plan and a restatement thereof is proper at this time.

NOW THEREFORE, William Penn, acting through its Board, hereby adopts this Restated Deferred Compensation Plan (the “Restated Plan”), effective as of the 1st day of July 1996, for certain officers (the “Participants”) to be designated from time to time by the Board in accordance with the following provisions:

Section I.         Eligibility. Subject to the conditions stated in Section II, any officer of William Penn may be designated to participate in the Plan.

Section II.	Deferred Compensation Agreement

(a)       An officer designated by the Board to participate in the Plan must consent thereto by executing a Deferred Compensation Agreement (the “Agreement”) with William Penn prior to the effective date of participation.

(b)       Under the Agreement, a Participant shall agree that a portion of his or her compensation in an amount determined from time to time by the Board shall be deferred. The deferred compensation shall be credited to the Participant’s deferred compensation account (the “Account’) on the books of William Penn on the last day of June and December of each year commencing June 30, 1996.

(c)       the Account of a Participant shall consist of book entries only, and shall not constitute a separate fund held in trust for, or as security for, William Penn’s obligation to pay the amount of the Account to the Participant.

Section III.	Plan Investments.

(a)       William Penn may keep in cash or invest amounts equal to the total credit in the Account of a Participant in deposit accounts or certificates established by William Penn, or in bonds, common and preferred stocks, common trust funds, mutual and money market funds or in annuity contracts issued by an insurance company on the life of the Participant. However, William Penn is under no duty to fund any of its obligations under the Restated Plan.

(b)       Each Participant’s Account will be credited with the amount of any earnings, dividends and other proceeds received from the amounts of a Participant’s credits on the books of William Penn that have been invested as provided in Section III(a); provided, however, that all such investments and the earnings thereon shall remain as general assets of

William Penn subject to all claims of its creditors, and shall not be a trust fund or collateral security for William Penn’s obligation to pay the Participant the amount of his or her Account.

Section IV.	Benefit Payments.

William Penn agrees to pay the amount of the Participant’s Account to the Participant or the Participant’s designated beneficiary only upon the occurrence of the earliest of the following:

(a)       If the Participant’s employment hereunder is terminated on or after the Participant shall have reached the age of 65, William Penn shall pay to Participant in 120 monthly installments an amount equal to the fair market value of the assets in the Account as of such date. Notwithstanding the foregoing, the total amount payable to the Participant shall be appropriately increased or decreased as the case may be, but not more than semi-annually, to reflect the appreciation or depreciation in value and the net income or loss on the funds which remain invested in the Account. If the Participant should die on or after his or her 65th birthday and before the 120 monthly payments are made, the unpaid balance will continue to be paid in installments for the unexpired portion of such 120 month period to his or her designated beneficiary in the same manner as set forth above.

(b)       If the Participant’s employment hereunder is terminated for any reason other than death and disability, but before the Participant shall have reached the age of 65, then the amount in the Account shall continue to be invested or held in cash as the Board in its discretion may determine and no payments shall be made until the Participant shall have reached the age of 65, at which time payments shall be made in the same manner and to the same extent as set forth in Section IV(a) above. Notwithstanding the foregoing, if before reaching age 65 the Participant should die, or if before reaching age 65 the Participant should become disabled, then payments shall be made in the same manner and to the same extent as set forth in Section IV(c) below.

(c)       If the participant’s employment is terminated because of disability or death before he or she has reached the age of 65, and while he or she is in the employ of William Penn, then William Penn shall make 120 monthly payments to the Participant (in the event of disability) or the Participant’s designated beneficiary (in the event of death) in the same manner and to the same extent as provided in Section IV(a) above.

(d)       If both the Participant and his or her designated beneficiary should die before a total of 120 monthly payments are made by William Penn, then the remaining value of the Account shall be determined as of the date of the death of the designated beneficiary and shall be paid within 60 days in one lump sum to the estate of such designated beneficiary.

(e)       The beneficiary referred to in this paragraph may be designated or changed by the Participant (without the consent of any prior beneficiary) on a form provided by William Penn and delivered to William Penn before Participant’s death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, a lump sum payment shall be payable to the Participant’s estate within 60 days of the appointment of a personal representative for the estate.

(f)        the participant shall be deemed to have become disabled for purposes of Section IV(c) above if the Board shall find, on the basis of medical evidence satisfactory to the Board, that the Participant is totally disabled, mentally or physically, so as to be prevented from engaging in further employment by William Penn and that such disability will be permanent and continuous during the remainder of his or her life.

(g)       The installment payments to be made to the Participant under Sections IV(a) and IV(c) above shall commence on the first day of the month next following the date of the termination of the Participant’s employment, and the installment payments to be made to the participant under Section IV(b) above shall commence on the first day of the month next following the date on which the Participant shall have reached the age of 65. The installment payments to be made to the designated beneficiary under the provisions of this Section IV shall commence on a date to be selected by the Association but within six months from the date of death of the Participant.

Section V.       Change of Control. If William Penn shall no longer be a mutual association under Pennsylvania law; or a majority of the Board of William Penn shall change within any 24 month period; or after becoming a shareholder-owned savings bank, there shall be a change in the ownership of more than 20% of the outstanding shares within any twelve month period, then a Participant at his or her written election delivered to William Penn may elect to take a lump sum distribution of the amount in the Account to be paid within 30 days of delivery of the written election.

Section VI.      Nonpayment of Compensation. Notwithstanding anything herein contained to the contrary, no payment of any then unpaid installments of deferred compensation shall be made and all rights under the Agreement of the Participant, his or here designated beneficiary, executors or administrators, or any other person, to receive payments thereof shall be forfeited if either or both of the following events shall occur:

(a)       The Participant shall be engaged in any activity or conduct which in the opinion of the board is inimical to the best interests of William Penn.

(b)       After the Participant ceases to be employed by William Penn, he or she shall fail or refuse to provide advice and counsel to William Penn when reasonably requested to do so, but in no event more frequently than one day per calendar month.

Section VII.    Governing Law. To the extent not preempted by applicable Federal law, this Plan shall be subject to the laws of the Commonwealth of Pennsylvania.

Section VIII.   Amendment. William Penn shall have the right to amend or terminate this Plan at any time; however, no such action shall adversely affect any benefits or rights accrued by a participant prior to the date of amendment or termination.

Section IX.      Nonassignability. The right of the Participant or any other person to payments under the Plan shall not be assigned, transferred, pledged or encumbered except by will or the laws of intestacy.